Exhibit 99.3

Ford Motor Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended September 30, 2004 and 2003
(in millions, except per share amounts)

	Third Quarter		Nine Months
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Sales and revenues
Automotive sales	$32,798	$30,243	$108,262	$98,453
Financial Services revenues	6,198	6,499	18,128	19,595

Total sales and revenues	38,996	36,742	126,390	118,048
Costs and expenses
Cost of sales	30,957	28,381	98,637	91,059
Selling, administrative and other expenses	5,521	5,901	16,959	17,837
Interest expense	1,867	1,914	5,436	5,672
Provision for credit and insurance losses	339	529	892	1,801

Total costs and expenses	38,684	36,725	121,924	116,369
Automotive interest income and other non-operating income/(expense), net	383	455	508	781
Automotive equity in net income/(loss) of affiliated companies	57	(45)	197	48

Income/(loss) before income taxes	752	427	5,171	2,508
Provision for/(benefit from) income taxes	210	140	1,317	679

Income/(loss) before minority interests	542	287	3,854	1,829
Minority interests in net income/(loss) of subsidiaries	62	45	219	245

Income/(loss) from continuing operations	480	242	3,635	1,584
Income/(loss) from discontinued/held-for-sale operations	(214)	(3)	(252)	(32)
Cumulative effect of change in accounting principle	—	(264)	—	(264)

Net income/(loss)	$266	$(25)	$3,383	$1,288

Average number of shares of Common and Class B Stock outstanding	1,829	1,831	1,831	1,832

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.26	$0.13	$1.99	$0.87
Income/(loss) from discontinued/held-for-sale operations	(0.11)	—	(0.14)	(0.02)
Cumulative effect of change in accounting principle	—	(0.14)	—	(0.15)

Net income/(loss)	$0.15	$(0.01)	$1.85	$0.70

Diluted income/(loss)
Income/(loss) from continuing operations	$0.25	$0.13	$1.78	$0.82
Income/(loss) from discontinued/held-for-sale operations	(0.10)	—	(0.12)	(0.01)
Cumulative effect of change in accounting principle	—	(0.14)	—	(0.13)

Net income/(loss)	$0.15	$(0.01)	$1.66	$0.68

Cash dividends	$0.10	$0.10	$0.30	$0.30